EXHIBIT 99.1

TO: SPARTA Employees and Stockholders FROM: Bob Sepucha SUBJECT: Second Quarter 2004 Report and Stock Price Evaluation	DATE: July 21, 2004

Stock Pricing Results
The two tables attached at the back of this memo present, respectively, a summary of operating results for the quarter and the past 12 months compared to the same periods one year ago, and the calculation of the resultant stock price to be effective after July 21, 2004. The operating results are discussed in later paragraphs. The new stock price, as shown in the second attached table, is $31.16 per share, an increase of $0.84 (3%) per share compared to $30.32 per share as of April 21, 2004. This is a 27% increase since July 21, 2003.

Equity continued to grow in the second quarter and as a result the equity/share term contributed $0.45 to share price growth. Similarly, a very strong increase in earnings contributed $0.86 to stock price growth from the earning/share term. However the growth term contributed -$0.47 per share due to a weak 1% increase in projected gross profit. This was caused by a lack of growth in contract backlog in the quarter and a slight decrease in projected profit rate (10.0% versus 10.2%).

Quarterly Stock Trade
With strong earnings and continued significant stock-option exercises by our employees, we anticipate very good liquidity, in the vicinity of $2,500K, for quarterly pro rata repurchases at the August 21 trade date. With the anticipated retirement of two of our larger stockholders in the third quarter, however, we expect liquidity to decrease to about $1,500K for the November trade date.

For the stock trade on August 21, stockholders wishing to offer stock for repurchase should send in a stock transaction request form to Diane Lavoie in the CBO at least a few days prior to the trade date, offering up to $3,988 in stock (128 shares) along with signed stock certificates for the amount offered. (Shares acquired by exercising options less than 6 months prior to the stock trade date, i.e. after February 21, 2004, may not be offered. Shares acquired from end-of-year bonus and PSP/401(k) contributions are not subject to this six-month hold restriction.) Offerers wishing to sell in excess of $4,000 in stock should submit a second stock transaction request for the amount they desire to sell in excess of $4,000. However, stock certificates associated with this second transaction request should not be included, since the actual amount any offerer will be permitted to sell is subject to pro rata allocation in proportion to the stockholdings of the offerers. Sellers will be notified shortly after August 21 of the results of the pro rata allocation, and will be asked to provide signed stock certificates after notification. Proceeds from the pro rata sale will be forwarded to the sellers approximately six weeks after the trade date. Repurchase requests received after August 21 will not be honored regardless of the reason for late arrival, so send them early. Diane Lavoie will fax a list of offers received as of August 13 to each of the Operations as confirmation of receipt of offers as of that date (a benefit of sending in your offer early).

No transaction will be processed unless the original signed stock transaction request is received by Diane Lavoie in the CBO by the trade date. Forms that are emailed or faxed will not be accepted. For the $4,000 repurchase requests, the stock certificate must accompany the original stock transaction request. For repurchase requests in excess of $4,000, the second original transaction request must also be received by the deadline but, as described above, the stock certificates should not be provided until the sellers are notified of the pro rata allocation.

This new procedure of requiring the original signed stock transaction request to be received by Diane Lavoie before the transaction is processed also pertains to exercising stock options. Such transactions will not be processed until the original transaction request and the check for the cost of exercising the options is received at the CBO.

New Contracts
In the second quarter of 2004, we had six significant competitive contract/task-order wins and nine significant competitive contract/task-order losses. In the Missile Defense Sector, SMDO, as a subcontractor to Dynetics, won a competitive contract from the Air Force Space and Missile Command for Space and Missile Defense Initiatives Support II (SMDIS II). This is an $8M contract for SPARTA over a period of five years. Additionally, SMDO, under its EADD II contract, won a competitive task order from the Air Force Space and Missile Command for the Think Tank task order, an $8M task order over seventeen months. SMDO also won a competitive contract from the Army Space Command for the Advanced Concept Development program, an $8M effort over sixteen months. TASO won a competitive contract from the Army Space and Missile Defense Command for Spares Control, a $3.7M contract over a period of five years. ASTO won a $10M five-year contract from the Joint Single Integrated Air Picture (SIAP) Systems Engineering Office for follow-on support to the SIAP project.

In the Mission Systems Sector, DSTO, as a subcontractor to the Human Resources Research Organization, won a competitive contract from the Army Research Institute for the Army Leadership program, a $2M contract for SPARTA over a period of fifty-four months.

In the loss column, ASTO, as a subcontractor to Computer Sciences Corporation, lost a competitive contract from the DoD Development Test and Evaluation Office for test and evaluation program support. This was a $2.5M contract over a period of five years.

In the Mission Systems Sector, DSTO, as a subcontractor to General Dynamics, lost a competitive contract from the Army Chem/Bio Defense Office program for Program Manager Guardian, a $6M effort over a period of five years. Additionally DSTO lost a competitive $3M, eighteen-month bid to DARPA for the Terahertz Imagining Focal Plane Array Technology program. As a subcontractor to Lockheed Martin, DSTO also lost a competitive contract from the Army Program Executive Office for Simulation, Training, and Range Instrumentation (PEO STRI) for the National Training Center (NTC) Component Development and Area Weapons Effects Modeling program. This was a $5M contract over a period of thirty months.

In the National Security Systems Sector, ACTO, as a subcontractor to SYTEC, lost a competitive contract from the Army First Information Operations Command for the Army Information Operations support program. This was a $10M, five-year program. ISSO, as a subcontractor to Computer Sciences Corporation, lost a competitive contract from the National Security Agency for the Information Assurance Directorate Technical Support program. This was a $5M contract over a period of eighty-four months. Additionally, ISSO, as a subcontractor to Northrop Grumman, lost a competitive contract from the National Security Agency for the War Goddess Certification and Accreditation program, a $1.5M four-year contract.

In the Hardware Systems Sector, CPO lost a competitive bid to Delphi for their Under Hood Beautification Kits program. This was a $2M contract over a period of eighteen months. STO, as a subcontractor to DynCorp, lost a competitive contract from the Naval Air Warfare Center Weapons Division for their Combat Environment Simulation program. This was a $13.5M contract over a period of five years.

2004 Business Performance and Outlook
After a slow first quarter, sales in the second quarter increased by 18% to $64.7M. At the same time, direct labor showed no change while gross profit increased by 12%, the latter due to strong management of our fixed-price contracts with the Missile Defense Agency. Compared to the second quarter of 2003, sales, direct labor, and gross profit were higher by 27%, 18% and 42%, respectively. Twelve-month contract backlog was $215M, essentially unchanged from the first quarter but up 15% relative to the second quarter of 2003. Multi-year contract backlog remained unchanged during the quarter, finishing at $580M.

In the second quarter, we hired 113 people, the same as in the first quarter. We had 35 terminations, down from 49 in the first quarter. Of the 35 people who left, 23 went to jobs in other companies or in the government. On an annualized basis, this corresponds to an overall turnover rate of 16%, the same as for 2003, and 11% turnover for people leaving for other jobs, up from 8% for 2003. At the end of the second quarter, we had a full-time equivalent staff of 1133 people.

The business plan and internal budget for 2004 are based on sales of $223M, a modest 10% increase over 2003. However, very good performance in the second quarter suggests we could exceed the plan and achieve $234M (annual rate to date) and perhaps $238M (projection). Without any unexpected program reductions, this would correspond to 15-17% sales growth in 2004. Through the first half of the year, sales were 7% ahead of the 2004 plan and gross profit was 25% ahead of plan.

While estimates for 2004 look promising, the lack of growth in contract backlog is a source of concern for 2005. Should we finish this year at $234-238M in sales, our ability to achieve our objective of 20% sales growth in 2005 will be severely diminished if contract backlog continues to show the same sluggish performance it has for the first half of 2004, up only $12.3M (6%) to $215M. The plan for 2004 calls for $240M in backlog by the end of the year. This is the minimum necessary to sustain our growth at 15-20% next year. In the last half of 2004, we will have to improve significantly our search for new opportunities and our win rate on contract bids if we are to attain this minimum level.

2004 Financial Performance and Outlook
The second quarter was the third consecutive quarter of strong earnings, $4.2M, up 27% from the first quarter. This earnings growth was primarily due to very good contract profits. In addition, during the second quarter, we recorded a $585K reduction in our income tax provision, resulting in a corresponding increase in net income for the quarter. This reduction was the result of the reversal of previously accrued taxes primarily related to a favorable audit of our tax returns. Relative to the second quarter of 2003, earnings were up 65%. Profitability was 6.5% in the second quarter compared to 6.0% in the first quarter and 5.5% for all of 2003.

Stockholders’ equity stood at $48.7M at the end of the quarter, $3.8M (8%) more than the first quarter and $16.7M (+52%) more than the second quarter of 2003. This growth reflects continued increases in earnings and stock-option exercises, resulting in excess liquidity during our last five quarterly stock trades.

In the second quarter, cash and investments increased by $4.2M to $19.7M after a decrease of $11.2M in the first quarter due to the end-of-year bonus payments, PSP funding and unusual procedural slowdowns at some of the government payment agencies. At the end of the second quarter, cash plus investments exceeded long-term debt (income tax liabilities and promissory notes) by $10.2M. Promissory note payments of $0.6M in the quarter reduced the subordinated stock-note debt to $6.9M compared to $9.4M at the end of the second quarter of 2003. For the fifth consecutive quarter, no new notes were issued.

A slowdown in government payments caused significant increases in Days Sales Outstanding (DSO) in the first quarter, with the DSO in March being 74 days and the year-to-date average being 65 days, 3 days more than the average for all of 2003. In the second quarter, conditions improved to the point where the DSO for June was down to 60 days and the year-to-date average was 63 days. This is one day less than the year-to-date average at the end of the second quarter of 2003 and one day more than the average for all of 2003.

All statements in this memorandum that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause our actual results, performance, achievements or industry results to differ materially from the results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

     [This document constitutes part of a prospectus relating to securities that have been registered under the Securities Act of 1933.]

SPARTA, INC.
OPERATING RESULTS
AS OF June, 2004

Business Results	For the three months ended		For the twelve months ended
(in $K, unless otherwise noted)	June, 04	June, 03	June, 04	June, 03
Sales ($M)	$64.7	$51.0	$224.6	$183.6
Gross earnings	6,606	4,667	22,712	16,817
Net income	4,180	2,528	13,380	9,548
Stock tax benefit	571	250	2,651	1,740
Stock sales — Receivable	(1,809)	41	(1,176)	(169)
Deferred Stock (Rabbi Trust)	41	39	(1)	(79)
Stock sales — exercise	4,256	1,297	11,136	5,910
Stock sales — retirement plans	1,119	945	4,546	3,687
Stock sales — bonus	0	0	1,915	1,096
Total Stock Sales	5,375	2,242	17,597	10,693
Stock repurchases:
— Cash	4,609	2,169	16,020	14,865
— Promissory notes	0	0	0	183
Total Stock Repurchases	4,609	2,169	16,020	15,048

Business Projections and Backlog	At Jul 4,	At December 28,	At Jun 29,
(in $M, unless otherwise noted)	2004	2003	2003
Contract backlog	215.4	203.1	187.5
Proposal backlog	76.4	47.6	59.3
Twelve month projected sales	240.5	216.6	205.4
Twelve month projected earnings ($K)	21,818	19,488	18,403

	At Jul 4,	At December 28,	At Jun 29,
Breakdown of Stockholders Equity ($M)	2004	2003	2003
Stock sales	$50.10	$37.79	$32.50
Stock sales receivables	($2.32)	($0.78)	(1.14)
Deferred stock compensation	($0.45)	($0.37)	(0.45)
Stock repurchases	($46.37)	($36.49)	(30.35)
Stock tax benefit	$14.84	$13.66	12.18
Retained earnings	$32.94	$25.46	19.31

Equity for Stock Pricing	$48.73	$39.27	$32.05

Less value of SAIC preferred stock	0.00	0.00	0.00

SEC Equity	$48.73	$39.27	$32.05

Subordinated stock notes	6.91	8.11	9.35

Net Worth	$55.64	$47.38	$41.40

	At Jul 4,	At December 28,	At Jun 29,
Stock Notes ($M)	2004	2003	2003
Total note balance	$6.91	$8.11	$9.36
Long-term subordinated	$4.57	$5.77	$6.90

STOCK PRICE CALCULATION
(Business Data as of 7/4/2004)

	Equity		Growth		Earnings
	Term		Term		Term

	SE+SN+CX					NP+STB

PRICE =	SI+SV	+	7 x FG	x	(2 YR AVG	SI+SV )

Stock Ownership
Shares Issued (SI)	5,365
Option Vested (SV)	866

6,231

Equity Term ($K)
Stockholders Equity (SE)	48,733
Subordinated Notes (SN)	4,571
(Long Term Portion)
Cost to Exercise SV (CX)	14,669

SE + SN + CX =	67,973

Equity Term/Share
SE+SN+CX		67,973
	=
SI+SV		6,231	=	$10.914

Growth Term (FG)
			Less Extraordinary
Gross Earnings ($K)		Less SIT	Gain/Misc. Income
Past 12 Months	22,711	21,905	21,847
Past 24 Months	39,529	37,851	37,686
12 Month Projection	19,784	(Contract Backlog + Weighted Proposal Backlog)

FG = [ {Past 12 Months + 12 Months Projection} / Past 24 Months ]2

FG = [ ( 21,847 + 19784 ) / 37,686 ]2 = 1.220

Earnings Term ($K)						Previous 7 Quarters

Net Earnings for Quarter		(NP)		=	3,777	0.468
(Unallowable stock compensation added back)						0.500
Stock Tax Benefit		(STB)		=	571	0.579
						0.521
Quarter	NP+STB	=	(3776.7 + 571) / 6,231			0.589
	SI+SV	=			0.698	0.696
						0.690

2 YR AVG	NP+STB	=	(0.698 + 4.043)/ 2			4.043
	SI+SV	=			2.371

Stock Price Computation
Note: Growth Term may not exceed	1.500

Price/Share   =   $10.914   +   7   x   1.220   x   2.371   =   $31.16